Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Completes Previously-Announced Financial
Restatement and Files 2006 Annual Report on Form 10-K
SAN JOSE, Calif.—December 30, 2008 (GLOBE NEWSWIRE) — Bell Microproducts Inc. (Other OTC:BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced that it has completed its previously-announced restatement of its financial statements for 2005, 2004 and prior years and has filed its Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission (SEC).
“We are pleased to have accomplished this important goal in December as planned,” said W. Donald Bell, President and Chief Executive Officer. “This is a major step to becoming current with our SEC reporting obligations. We appreciate the continued support of our many customers, vendors, lenders, employees and shareholders who have supported us throughout this challenging process. While we still have work ahead of us, we are pleased to move forward with a focus on our competencies gained in 20 years of industry leadership.”
Fiscal 2006 Results and Restatement Summary
Revenues for the fourth quarter of 2006 were a then-current record $984 million, a 27% increase sequentially and a 21% increase over the fourth quarter of 2005. The Company generated a net loss for the fourth quarter of $22.1 million, or $(0.69) per share, as compared to net income of $0.3 million, or $0.01 per share, in the third quarter of 2006 and a net loss of $11.9 million, or $(0.40) per share, in the fourth quarter of 2005.
Included in the loss in the fourth quarter of 2006 was an income tax provision of $23.1 million, or $(0.72) per share, to record an allowance against certain deferred tax assets.
Revenues for the full year 2006 also reached a then-current record of $3.37 billion, an increase of 7% over 2005 revenues of $3.14 billion. Including the tax provision in the fourth quarter, the Company recorded a 2006 net loss of $23.1 million, or $(0.75) per share, as compared to a net loss of $15.6 million, or $(0.53) per share, in 2005. Our operating results in 2005 included a charge of $7.3 million, or $(0.24) per share, for the impairment of goodwill and other intangible assets.
The components of the restatement are outlined in detail in the Company’s 2006 Annual Report on Form 10-K. Following are the key adjustments the Company recorded through June 30, 2006, most of which have been previously announced:
•	Non-cash goodwill impairment charges of $33.2 million, substantially all of which were recorded in the year ended December 31, 2002, lower than the previously-announced estimate of $50 to $70 million;

•	Non-cash compensation costs and related payroll tax effect of approximately $8.8 million in connection with the Company’s review of its historical stock option practices for the period from 1996 through the second quarter of 2006;

•	Reversals of certain accounts receivable adjustments of $12.8 million, which were previously recorded as reductions of operating expenses in the period January 1, 1997 through June 30, 2006;

•	Changes in the classification of certain acquisition-related earnout payments of approximately $5.8 million from additional purchase price to compensation expense, which reduced previously-reported pretax income in the years ended December 31, 2004 and 2005;

•	Reversals of vendor allowances of $8.2 million in connection with certain transactions over the period January 1, 2002 through June 30, 2006. We have received agreements from the vendors and anticipate recognizing these related vendor allowances in the quarter we entered into such agreement;

•	Various other accounting adjustments, including adjustments related to the review of reserves, accruals and other accounting estimates, that reduced pre-tax income by $13.1 million during the period from January 1, 1999 to June 30, 2006; and

•	Aggregate income tax benefits of $14.7 million over the period from January 1, 1999 to June 30, 2006.
The Company has incurred total outside audit, legal and consultant fees and expenses in connection with the restatement of approximately $69.8 million through November 30, 2008. In addition, we incurred $11.1 million in fees related to obtaining covenant waivers due to the late filing of the Company’s financial statements, which included an 8.5% special interest payment of $9.4 million paid in early 2007 under our convertible notes. With the completion of the restatement, the Company expects these expenses to decline significantly in 2009.
Investors and other interested parties are encouraged to review the Company’s Annual Report for the year ended December 31, 2006, as this report includes important additional information regarding the Company’s results of operations and financial condition, as well as detailed information regarding the restatement of the Company’s historical financial statements. The 2006 Form 10-K has been posted to the Investor page on the Company’s website at www.bellmicro.com and is also available by contacting the Company’s Investor Relations Department at ir@bellmicro.com or (408) 451-9400. This report, as well as other filings made by the Company with the SEC, is accessible on the SEC’s web site at www.sec.gov.
Fourth Quarter 2008
Changes in foreign currency exchange rates have been unprecedented in the latter part of 2008. During the first two months of the fourth quarter, the foreign currencies in which the Company primarily does business have declined relative to the U.S. dollar, in the aggregate, by approximately 18%. As a result, although the Company hedges its foreign currency exposure, it experienced currency losses of approximately $6 million in this same period. In addition, changes in currency exchange rates are expected to result in lower reported international sales in the fourth quarter.
In the U.S., for the fourth quarter, the Company’s distribution business has experienced sales declines, while the Company’s total single tier enterprise businesses are expected to experience flat sales compared to the same period in 2007.
Due to the changes in foreign currency exchange rates described above and market weakness in most geographies, the Company presently expects to report fourth quarter sales in the range of approximately $750 million to $800 million. Due to the lower sales volumes, the Company has taken actions to reduce operating expenses by approximately 7%, or $22 million per year, from that incurred in the third quarter of 2008. The reduction in operating expenses was accomplished through a reduction in personnel levels and other cost-reduction programs.
Conference Call Information
A conference call is scheduled for Wednesday, December 31, 2008, at 8:00 a.m. Pacific Time. To listen to the conference call via telephone, dial (800) 762-8779 (U.S. toll-free) or (480) 248-5081 (International) and provide the pass code 3959072. Participants should dial in at least 10 minutes prior to the start of the call. The Company will also broadcast the conference call via a webcast over the internet. To listen to the webcast, please visit the investors section of the Bell Micro website at www.bellmicro.com.
About Bell Microproducts Inc.
Bell Microproducts (Other OTC:BELM.PK — News) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at http://www.bellmicro.com.
Safe Harbor Statement
The statements included in this press release and the related conference call for analysts and investors contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements. Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following: the circumstances resulting in the restatement of our financial statements and the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; the fact that we are not presently current with the filing requirements of the SEC with respect to our periodic reports; the delisting of our common stock and our ability to regain a listing on a national securities exchange; our ability to comply with the financial covenants in our credit agreements; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; our reliance on third parties to manufacture the products we sell; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; risks related to our substantial indebtedness; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; inability to identify, acquire and integrate acquired businesses; the outcome of any future litigation or regulatory proceedings, including those related to the restatement of our consolidated financial statements; and risks associated with current and expected economic conditions. For a discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: Bell Microproducts Inc.
Contact:
Amy Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
ir@bellmicro.com

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash	$26,594	$30,180
Accounts receivable, net	505,375	420,379
Inventories	373,996	315,279
Prepaid expenses and other current assets	20,575	34,167

Total current assets	926,540	800,005

Property and equipment, net	18,775	15,240
Goodwill and other intangibles	85,691	56,004
Other long-term assets	13,809	19,504

Total assets	$1,044,815	$890,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and cash overdraft	$355,623	$350,542
Borrowings under line of credit and current portion of long-term debt	239,766	147,232
Other accrued liabilities	110,450	85,290

Total current liabilities	705,839	583,064

Long-term debt, net of current portion	169,660	146,699
Other long-term liabilities	7,206	5,663

Total liabilities	882,705	735,426

Shareholders’ equity	162,110	155,327

Total liabilities and shareholders’ equity	$1,044,815	$890,753

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended (Unaudited)			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,
	2006	2006	2005	2006	2005
Net sales	$983,994	$774,907	$815,813	$3,372,876	$3,139,250
Cost of sales	898,253	713,939	758,182	3,098,135	2,923,476

Gross profit	85,741	60,968	57,631	274,741	215,774

Selling, general and administrative expense	70,967	57,423	52,009	238,166	198,023
Investigation and restatement-related costs	1,649	—	—	1,649	—
Impairment of goodwill and other intangibles	245	—	7,296	3,477	7,296
Restructuring costs	—	—	1,275	—	1,275

Total operating expenses	72,861	57,423	60,580	243,292	206,594

Operating income (loss)	12,880	3,545	(2,949)	31,449	9,180
Interest and other expense, net	6,969	8,096	6,776	26,608	23,563

Income (loss) before income taxes	5,911	(4,551)	(9,725)	4,841	(14,383)
Provision for (benefit from) income taxes	28,056	(4,849)	2,209	27,948	1,265

Net income (loss)	$(22,145)	$298	$(11,934)	$(23,107)	$(15,648)

Earnings (loss) per share:
Basic	$(0.69)	$0.01	$(0.40)	$(0.75)	$(0.53)
Diluted	(0.69)	0.01	(0.40)	(0.75)	(0.53)

Shares used in per share calculation:
Basic	32,138	30,417	29,906	30,772	29,299
Diluted	32,138	30,860	29,906	30,772	29,299